[Adopted in Release No. IC-17085 ( 84,434), effective September 25, 1989,
                                  54 F.R.32048]
                     U.S. Securities and Exchange Commission
                               Washington DC 20549

                                  FORM N-17F-2


          Form N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody
                 of Management Investment Companies

                    Pursuant to Rule 17f-2 [17CFR 270.17f-2]


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1.   Investment Company Act File Number: 811-3313     Date Examination Complete:
          First American Funds, Inc.
          (See attached Exhibit A - State Registration
          Report for a list of portfolios and classes)         9/30/97

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2.   State Identification Number

          See attached Exhibit B for list of states where fund is authorized to sell and the associated permit number














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3.   Exact number of investment company as specified in registration statement:
          002-74747

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4.   Address of principal executive office: (number, street, city, state, zip code)
          1 Freedom Valley Road, Oaks, PA 19456

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INSTRUCTIONS
This form must be completed by the investment companies that have custody of securities or similar investments.
Investment Company

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors of
    First American Funds Inc.:


We have examined management's assertion included in its representation letter that Prime Obligations Fund, Government Obligations Fund, and Treasury Obligations Fund of First American Funds, Inc. (the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 as of September 30, 1997. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of September 30, 1997, and with respect to agreement of security purchases and sales, for the period from February 28, 1997 (the date of our last examination) through September 30, 1997:

     * Count and inspection of underlying documentation of all securities designated as being held in the vault of First Trust National Association, the Custodian;

     * Confirmation of all securities held by institutions in book entry form (Federal Reserve Bank of Minneapolis, Bankers Trust Company, and The Depository Trust Company), examination of selected security position reconciliations, and confirmation of other securities with the issuers (Barclays Bank PLC, Toronto-Dominion Bank and Commonwealth Life Insurance Company);

     * Confirmation of repurchase agreements with counterparty banks and broker-dealers;

     * Confirmation or examination of underlying documentation, on a test basis, for securities purchased but not received, securities on loan, hypothecated, pledged, placed in escrow, or out for transfer with broker-dealers and/or transfer agents;

     * Reconciliation of all such securities to the books and records of the Funds and the Custodian; and

     *    Test of security transactions since our last report.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with the specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of September 30, 1997 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of First American Funds, Inc. and the Securities and Exchange Commission and should not be used for any other purpose.



                                           KPMG Peat Marwick LLP


Minneapolis, Minnesota
November 7, 1997

EXHIBIT A
                         AUTOMATED BUSINESS DEVELOPMENT
                               CLEAR SKY DIVISION
              STATE REGISTRATION REPORT AS OF: 12/15/97 @ 16:00:06


GROUP: FAF
FUND NAMES                                               FUND CODE  AK  AL  AR  AZ  CA  CO  CT  DC  DE  FL  GA  HI  IA  ID  IL  IN

FA - Prime Obligations Fund - Retail Class A             | FA01A   | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |
FA - Prime Obligations Fund - Retail Class B             |FA01B    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Institutional Class        |FA01I    |   |   |   | X | X | X |   | X |   | X | X | X |   |   | X |   |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury |FA02A    | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X | X |
Obligations Fund) - Class A SEC effective 10-8-97        |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class D                 |FA02D    |   |   |   |   |   |   |   | X |   | X |   |   |   |   |   |   |
Sales are Blue Sky exempt                                |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Institutional Class     |FA02I    |   |   |   | X | X | X |   | X |   | X | X |   |   |   | X | X |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Class D               |FA03D    |   |   |   |   |   |   |   | X |   | X |   | X |   |   |   |   |
Sales are Blue Sky exempt                                |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Institutional Class   |FA03I    |   |   |   | X | X | X |   | X |   | X | X | X |   |   | X |   |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                       [WIDE TABLE CONTINUED FROM ABOVE]

KS  KY  LA  MA  MD  ME  MI  MN  MO  MS

 X | X | X | X | X | X | X | X | X | X |
   |   |   |   |   |   |   |   |
 X | X | X | X | X | X | X | X | X | X |
   |   |   |   |   |   |   |   |   |   |

   |   |   | X |   |   |   | X | X |   |
   |   |   |   |   |   |   |   |   |   |

 X | X | X | X | X | X | X | X | X | X |
   |   |   |   |   |   |   |   |   |   |

   |   |   |   |   |   |   |   |   |   |
   |   |   |   |   |   |   |   |   |   |

   |   |   | X | X |   |   | X | X |   |
   |   |   |   |   |   |   |   |   |   |

   |   |   |   |   |   |   |   |   |   |
   |   |   |   |   |   |   |   |   |   |

   |   |   | X |   |   |   | X | X |   |
   |   |   |   |   |   |   |   |   |   |


GROUP:FAF
FUND NAMES                                               FUND CODE  MT  NC  ND  NE  NH  NJ  NM  NV  NY  OH  OK  OR  PA  PR  RI  SC
FA - Prime Obligations Fund - Retail Class A             |FA01A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Retail Class B             |FA01B    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Prime Obligations Fund - Institutional Class        |FA01I    | X | X | X |   |   | X |   |   | X |   |   |   | X |   | X |   |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class A (f/k/a Treasury |FA02A    | X | X | X | X | X | X | X | X | X | X | X | X | X |   | X | X |
Obligations Fund) - Class A SEC effective 10-8-97        |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Class D                 |FA02D    |   |   |   |   |   | X |   |   |   |   |   |   |   |   |   |   |
Sales are Blue Sky exempt                                |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Treasury Obligations Fund - Institutional Class     |FA02I    | X | X | X |   |   | X |   |   |   |   |   |   | X |   |   |   |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Class D               |FA03D    |   | X |   |   |   | X |   |   | X |   |   |   | X |   |   |   |
Sales are Blue Sky exempt                                |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

FA - Government Obligations Fund - Institutional Class   |FA03I    | X | X | X |   |   | X |   |   | X |   |   |   | X |   |   |   |
                                                         |         |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |   |

                       [WIDE TABLE CONTINUED FROM ABOVE]


SD  TN  TX  UT  VA  VT  WA  WI  WV  WY
 X | X | X | X | X | X | X | X | X | X |
   |   |   |   |   |   |   |   |   |   |

 X | X | X | X | X | X | X | X | X | X |
   |   |   |   |   |   |   |   |   |   |

 X |   | X |   | X |   |   | X | X | X |
   |   |   |   |   |   |   |   |   |   |

 X | X | X | X | X | X | X | X | X | X |
   |   |   |   |   |   |   |   |   |   |

   |   |   |   |   |   |   |   |   |   |
   |   |   |   |   |   |   |   |   |   |

 X |   | X |   | X |   |   | X |   | X |
   |   |   |   |   |   |   |   |   |   |

   |   |   |   | X |   |   |   |   |   |
   |   |   |   |   |   |   |   |   |   |

 X |   | X |   | X |   |   | X | X | X |
   |   |   |   |   |   |   |   |   |   |

                    EXHIBIT B - STATE PERMIT REPORT


FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER
First American Funds, Inc.
                                                            CALIFORNIA                    A = Annual           505 6725
                                                            COLORADO                      A = Annual           IC-91-01-702
                                                            GEORGIA                       O = Other            56-930159
                                                            ILLINOIS                      A = Annual           R9735621
                                                            INDIANA                       A = Annual           88-0152-IC
                                                            MINNESOTA                     G = Good Until S     19252
                                                            NORTH CAROLINA                G = Good Until S     3015
                                                            PENNSYLVANIA                  A = Annual           93-01-038MF
                                                            VIRGINIA                      A = Annual           1901
                                                            WEST VIRGINIA                 G = Good Until S     BC-735
                                                            WYOMING                       O = Other            18017

FA - Retail Prospectus

                                                            KENTUCKY                      A = Annual           M32631
                                                            LOUISIANA                     A = Annual           49371
                                                            OHIO                          O = Other            97102
                                                            OKLAHOMA                      A = Annual           I-140997
                                                            OREGON                        A = Annual           95-0883
                                                            UTAH                          A = Annual           2-8087-06

FA - Class A Shares Prospectus

                                                            KENTUCKY                      A = Annual
                                                            LOUISIANA                     A = Annual           52535
                                                            OHIO                          O = Other            11107
                                                            OKLAHOMA                      A = Annual           I-404097
                                                            OREGON                        A = Annual
                                                            UTAH                          A = Annual           6-6237-51

FA - Prime Obligation Fund

                                                            ALASKA                        O = Other            96-02331
                                                            ALABAMA                       A = Annual           703332
                                                            ARKANSAS                      A = Annual           93-M0075-01
                                                            CONNECTICUT                   A = Annual           SI38878
                                                            DELAWARE                      A = Annual
                                                            HAWAII                        A = Annual
                                                            IDAHO                         A = Annual           43527
                                                            KANSAS                        A = Annual           93S0001498
                                                            MISSOURI                      A = Annual
                                                            NEVADA                        A = Annual
                                                            NEW YORK                      O = Other            S 26 29 43
                                                            RHODE ISLAND                  A = Annual
                                                            SOUTH CAROLINA                A = Annual           MF7498

FA - Prime Obligations Fund - Retail Class A

                                                            ARIZONA                       A = Annual           S-0032840-QUAL
                                                            IOWA                          A = Annual           I-18250
                                                            MASSACHUSETTS                 A = Annual           95-3510
                                                            MARYLAND                      A = Annual           SM930592
                                                            MAINE                         A = Annual           MF-R 98-902
                                                            MICHIGAN                      A = Annual           222541
                                                            MISSISSIPPI                   G = Good Until S     MF-93-05-039
                                                            MONTANA                       A = Annual           031041
                                                            NORTH DAKOTA                  A = Annual           1426
                                                            NEBRASKA                      A = Annual           012009
                                                            NEW HAMPSHIRE                 A = Annual
                                                            NEW MEXICO                    A = Annual           973472
                                                            OKLAHOMA                      O = Other            I-140997
                                                            SOUTH DAKOTA                  G = Good Until S     8962
                                                            TENNESSEE                     A = Annual           RM97-1059
                                                            TEXAS                         G = Good Until S     C-42073
                                                            VERMONT                       A = Annual           4/18/96-19
                                                            WASHINGTON                    G = Good Until S     C-54543
                                                            WISCONSIN                     A = Annual           106223-03

FA - Prime Obligations Fund - Retail Class B

                                                            ARIZONA                       A = Annual           S-0049761-QUAL
                                                            IOWA                          A = Annual           I-36063
                                                            MASSACHUSETTS                 A = Annual           95-3863-M
                                                            MARYLAND                      A = Annual           SM951433
                                                            MAINE                         A = Annual           96-8287
                                                            MICHIGAN                      A = Annual           223522
                                                            MISSISSIPPI                   G = Good Until S     MF-96-04-127
                                                            MONTANA                       A = Annual           032806
                                                            NORTH DAKOTA                  A = Annual           M059
                                                            NEBRASKA                      A = Annual           015863
                                                            NEW HAMPSHIRE                 A = Annual
                                                            NEW MEXICO                    A = Annual           963904
                                                            OKLAHOMA                      O = Other            I-140997
                                                            SOUTH DAKOTA                  G = Good Until S     20917
                                                            TENNESSEE                     A = Annual           M97-1059
                                                            TEXAS                         G = Good Until S     C-51050
                                                            VERMONT                       A = Annual           9/18/95-33
                                                            WASHINGTON                    G = Good Until S     C-53335
                                                            WISCONSIN                     A = Annual           296482-03

FA - Prime Obligations Fund - Institutional Class

                                                            ARIZONA                       A = Annual           S-0033318-QUAL
                                                            MASSACHUSETTS                 A = Annual           95-3511
                                                            MONTANA                       A = Annual           031042
                                                            NORTH DAKOTA                  G = Good Until S     J054
                                                            OREGON                        N = Not Register
                                                            SOUTH DAKOTA                  G = Good Until S     19244
                                                            TEXAS                         G = Good Until S     C-51049
                                                            WISCONSIN                     A = Annual           276328-03

FA - Treasury Obligations Fund

                                                            ALASKA                        O = Other
                                                            ALABAMA                       A = Annual
                                                            ARKANSAS                      A = Annual
                                                            CONNECTICUT                   A = Annual           SI44509
                                                            DELAWARE                      A = Annual
                                                            HAWAII                        A = Annual
                                                            IDAHO                         A = Annual           48403
                                                            KANSAS                        A = Annual
                                                            MISSOURI                      A = Annual           0001-66837
                                                            MONTANA                       A = Annual
                                                            NEVADA                        A = Annual
                                                            NEW YORK                      O = Other            S 26 48 11
                                                            RHODE ISLAND                  A = Annual
                                                            SOUTH CAROLINA                A = Annual

FA - Treasury Obligations Fund - Class A (f/k/a Treasury



                    EXHIBIT B - STATE PERMIT REPORT

FUND NAME                                                   STATE                         FILING TYPE          FILE NUMBER

                                                            ARIZONA                       A = Annual           S-0055840-Qual
                                                            IOWA                          A = Annual
                                                            MASSACHUSETTS                 A = Annual
                                                            MARYLAND                      A = Annual
                                                            MAINE                         A = Annual
                                                            MICHIGAN                      A = Annual
                                                            MISSISSIPPI                   A = Annual           MF-97-09-195
                                                            NORTH DAKOTA                  G = Good Until S     T917
                                                            NEBRASKA                      A = Annual           017795
                                                            NEW HAMPSHIRE                 A = Annual
                                                            NEW MEXICO                    A = Annual
                                                            SOUTH DAKOTA                  A = Annual           11498
                                                            TENNESSEE                     A = Annual           M98-0659
                                                            TEXAS                         G = Good Until S     C-53989
                                                            VERMONT                       A = Annual           9/25/97-54
                                                            WASHINGTON                    G = Good Until S     C-57014
                                                            WISCONSIN                     A = Annual           336435-03
                                                            WEST VIRGINIA                 G = Good Until S

FA - Treasury Obligations Fund - Institutional Class

                                                            ARIZONA                       A = Annual           S-0043287-QUAL
                                                            MASSACHUSETTS                 A = Annual           95-3513
                                                            MARYLAND                      A = Annual           SM951434
                                                            MONTANA                       A = Annual           33420
                                                            NORTH DAKOTA                  A = Annual           M058
                                                            SOUTH DAKOTA                  G = Good Until S     20916
                                                            TEXAS                         G = Good Until S     C-47041
                                                            WISCONSIN                     A = Annual           296483-03

FA - Government Obligations Fund

                                                            HAWAII                        A = Annual
                                                            MISSOURI                      A = Annual
                                                            NEW YORK                      O = Other            S 26 51 54

FA - Government Obligations Fund - Institutional Class

                                                            ARIZONA                       A = Annual           S-0033317-QUAL
                                                            MASSACHUSETTS                 A = Annual           95-3512
                                                            MONTANA                       A = Annual           031043
                                                            NORTH DAKOTA                  G = Good Until S     J053
                                                            SOUTH DAKOTA                  G = Good Until S     19245
                                                            TEXAS                         G = Good Until S     C-51048
                                                            WISCONSIN                     A = Annual           276329-03